Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

203 622 6080

unitedrentals.com

United Rentals Announces Third Quarter 2013 Results

Board Authorizes $500 Million Share Repurchase

STAMFORD, Conn. – October 16, 2013 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 2013. Total revenue was $1.311 billion and rental revenue was $1.138 billion, compared with $1.219 billion and $1.051 billion, respectively, for the same period last year. On a GAAP basis, the company reported third quarter net income of $143 million, or $1.35 per diluted share, compared with $73 million, or $0.70 per diluted share, for the same period last year.

Adjusted EPS1 for the quarter was $1.63 per diluted share, compared with $1.35 per diluted share for the same period last year. Adjusted EBITDA2 was $642 million and adjusted EBITDA margin was a company record 49.0% for the quarter.

Share Repurchase Authorization

The company’s board of directors has approved a share repurchase program authorizing up to $500 million in share repurchases. The company’s current intention is to complete the repurchases within 18 months.

Third Quarter 2013 Highlights3

•	Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 8.3% year-over-year. Within rental revenue, owned equipment rental revenue increased 8.0%, reflecting year-over-year increases of 8.2% in the volume of equipment on rent and 3.2% in rental rates. The company has reaffirmed its outlook for a full-year increase in rental rates of at least 4%.

•	Adjusted EBITDA was $642 million and adjusted EBITDA margin was a company record 49.0%, an increase of $72 million and 220 basis points, respectively, from the same period last year. The company has reaffirmed its outlook for full year adjusted EBITDA in a range of $2.25 billion to $2.35 billion.

•	Time utilization increased 100 basis points year-over-year to 70.8%. The company has reaffirmed its outlook for full year time utilization of approximately 68.0%.

[1]	Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) pre-close RSC merger related interest expense; (v) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (vi) impact on depreciation related to acquired RSC fleet and property and equipment; (vii) impact of the fair value mark-up of acquired RSC fleet and inventory; (viii) RSC merger related intangible asset amortization; (ix) loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures; and (x) gain on sale of software subsidiary. See table below for amounts.
[2]	Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet and inventory; (iv) gain on sale of software subsidiary; and (v) stock compensation expense, net. See table below for amounts.
[3]	On April 30, 2012, the company completed the acquisition of RSC Holdings Inc. (“RSC”). The results of RSC’s operations have been combined with the company’s results since that date.

•	The company generated $102 million of proceeds from used equipment sales at an adjusted gross margin of 48.0%, compared with $101 million of proceeds at an adjusted gross margin of 40.3% for the same period last year.[4]

•	The company realized cost synergies of $64 million in the quarter from the integration of RSC, and reaffirmed its goal of $230 million to $250 million of annual cost synergies in 2014.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 78.3%.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “This was a strong quarter for us, capped by a record 49% adjusted EBITDA margin. We leveraged increasing demand for our services to put more equipment on rent at higher utilization, and with sequential monthly rate improvements throughout the quarter. This is the environment we anticipated when we set our full year financial targets, and we expect that nonresidential construction will continue to trend upward in 2014. As we plan for the coming year, our operations are in a strong position to drive margin expansion through further rate improvement and business process efficiencies.”

Kneeland continued, “The $500 million share repurchase program we announced today reflects our confidence in achieving our multi-year free cash flow generation goals, while pursuing a balanced and disciplined capital allocation strategy that includes organic growth and acquisitions.”

Nine Months 2013 Results

On a pro-forma basis (that is, assuming the combination of United Rentals results and RSC results for the entire nine months ended September 30, 2012), the company reported the following:

•	Total revenue was $3.617 billion and rental revenue was $3.063 billion, compared with $3.415 billion and $2.884 billion, respectively, for the same period last year.

•	Rental revenue increased 6.2%. Within rental revenue, owned equipment rental revenue increased 7.2%, reflecting year-over-year increases of 6.4% in the volume of equipment on rent and 4.2% in rental rates.

•	Adjusted EBITDA was $1.642 billion and adjusted EBITDA margin was 45.4%, an increase of $207 million and 340 basis points, respectively, from the same period last year.

•	Time utilization increased 60 basis points year-over-year to 67.7%.

•	The company generated $356 million of proceeds from used equipment sales at an adjusted gross margin of 44.4%, compared with $322 million of proceeds at an adjusted gross margin of 39.9% for the same period last year.

•	Flow-through was 102.5%.

Free Cash Flow and Fleet Size

For the first nine months of 2013, free cash usage (negative flow) was $84 million, after total rental and non-rental capital expenditures of $1.570 billion. By comparison, free cash usage for the first nine months of 2012 was $410 million after total rental and non-rental capital expenditures of $1.185 billion. Free cash usage for the nine months ended September 30, 2013 and 2012 includes aggregate merger and restructuring related payments of $33 million and $119 million, respectively.

The company has reaffirmed its outlook for full year 2013 free cash flow in the range of $400 million to $500 million, after net rental capital expenditures of approximately $1.1 billion and gross purchases of approximately $1.6 billion.

[4]	Adjusted used equipment gross margins exclude the impact of the fair value mark-up of acquired RSC fleet that was sold.

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The size of the rental fleet was $7.96 billion of original equipment cost at September 30, 2013, compared with $7.23 billion at December 31, 2012. The age of the rental fleet was 44.0 months on an OEC-weighted basis at September 30, 2013, compared with 47.2 months at December 31, 2012.

Return on Invested Capital (ROIC)

Return on invested capital on an as-reported basis was 7.1% for the 12 months ended September 30, 2013, a decrease of 0.3 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.5

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, October 17, 2013, at 11:00 a.m. Eastern Time. The conference call number is 866-238-1422. The conference call will also be available live by audio webcast at ur.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1624325.

Non-GAAP Measures

Free cash (usage) flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow (usage) represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory, and the gain on sale of software subsidiary. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, restructuring charge, asset impairment charge, pre-close RSC merger related interest expense, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet and inventory, RSC merger related intangible asset amortization, the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and the gain on sale of software subsidiary. The company believes that: (i) free cash (usage) flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and Adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

[5]	When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC on an as-reported basis was 9.7% for the 12 months ended September 30, 2013, an increase of 0.6 percentage points from the same period last year.

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About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 822 rental locations that operates in 49 U.S. states and every Canadian province. The company’s approximately 11,700 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,200 classes of equipment for rent with a total original cost of $7.96 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index, the Barron’s 400 Index and the Russell 2000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the possibility that RSC or other companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (2) our highly leveraged capital structure requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (3) a change in the pace of the recovery in our end markets. Our business is cyclical and highly sensitive to North American construction and industrial activities. Although we have recently experienced an upturn in rental activity, there is no certainty this trend will continue. If the pace of the recovery slows or construction activity declines, our revenues and, because many of our costs are fixed, our profitability, may be adversely affected; (4) inability to benefit from government spending, including spending associated with infrastructure projects; (5) restrictive covenants in our debt instruments, which can limit our financial and operational flexibility; (6) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (7) inability to access the capital that our businesses or growth plans may require; (8) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (9) incurrence of impairment charges; (10) the outcome or other potential consequences of regulatory matters and commercial litigation; (11) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (12) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (13) increases in our maintenance and replacement costs and decreases in the residual value of our equipment; (14) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (15) turnover in our management team and inability to attract and retain key personnel; (16) rates we charge and time utilization we achieve being less than anticipated; (17) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or timeframe planned; (18) dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (19) competition from existing and new competitors; (20) disruptions in our information technology systems; (21) the costs of complying with environmental and safety regulations; (22) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; (23) shortfalls in our insurance coverage; and (24) inability to complete stock repurchases in the timeframe and/or on the terms anticipated. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the

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year ended December 31, 2012, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com

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UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Equipment rentals	$1,138	$1,051	$3,063	$2,419
Sales of rental equipment	102	101	356	258
Sales of new equipment	29	24	74	64
Contractor supplies sales	23	23	66	64
Service and other revenues	19	20	58	63

Total revenues	1,311	1,219	3,617	2,868

Cost of revenues:
Cost of equipment rentals, excluding depreciation	422	395	1,214	991
Depreciation of rental equipment	219	204	629	491
Cost of rental equipment sales	62	72	232	175
Cost of new equipment sales	23	19	59	51
Cost of contractor supplies sales	15	17	44	45
Cost of service and other revenues	6	7	19	23

Total cost of revenues	747	714	2,197	1,776

Gross profit	564	505	1,420	1,092
Selling, general and administrative expenses	167	164	479	412
RSC merger related costs	—	8	8	98
Restructuring charge	1	40	12	93
Non-rental depreciation and amortization	59	71	185	134

Operating income	337	222	736	355
Interest expense, net	121	127	357	316
Interest expense—subordinated convertible debentures	—	1	3	3
Other income, net	(2)	—	(3)	(13)

Income before provision for income taxes	218	94	379	49
Provision for income taxes	75	21	132	15

Net income	$143	$73	$247	$34

Diluted earnings per share	$1.35	$0.70	$2.33	$0.37

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2013 (unaudited)	December 31, 2012
ASSETS
Cash and cash equivalents	$125	$106
Accounts receivable, net	807	793
Inventory	91	68
Prepaid expenses and other assets	129	111
Deferred taxes	262	265

Total current assets	1,414	1,343
Rental equipment, net	5,599	4,966
Property and equipment, net	420	428
Goodwill, net	2,961	2,970
Other intangible assets, net	1,064	1,200
Other long-term assets	105	119

Total assets	$11,563	$11,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$630	$630
Accounts payable	366	286
Accrued expenses and other liabilities	422	435

Total current liabilities	1,418	1,351
Long-term debt	6,952	6,679
Subordinated convertible debentures	—	55
Deferred taxes	1,395	1,302
Other long-term liabilities	69	65

Total liabilities	9,834	9,452

Temporary equity	22	31
Common stock	1	1
Additional paid-in capital	2,030	1,997
Accumulated deficit	(177)	(424)
Treasury stock	(200)	(115)
Accumulated other comprehensive income	53	84

Total stockholders’ equity	1,707	1,543

Total liabilities and stockholders’ equity	$11,563	$11,026

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash Flows From Operating Activities:
Net income	$143	$73	$247	$34
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	278	275	814	625
Amortization of deferred financing costs and original issue discounts	5	5	16	17
Gain on sales of rental equipment	(40)	(29)	(124)	(83)
Gain on sales of non-rental equipment	(1)	—	(3)	(2)
Gain on sale of software subsidiary	—	—	1	(10)
Stock compensation expense, net	15	10	34	23
RSC merger related costs	—	8	8	98
Restructuring charge	1	40	12	93
Loss on extinguishment of debt securities	1	—	1	—
Loss on retirement of subordinated convertible debentures	—	—	2	—
Increase in deferred taxes	58	19	97	5
Changes in operating assets and liabilities:
Increase in accounts receivable	(51)	(97)	(17)	(94)
Decrease (increase) in inventory	21	17	(22)	(22)
Increase in prepaid expenses and other assets	(13)	(1)	(7)	(17)
(Decrease) increase in accounts payable	(241)	(198)	82	(102)
Increase (decrease) in accrued expenses and other liabilities	61	31	(26)	(70)

Net cash provided by operating activities	237	153	1,115	495
Cash Flows From Investing Activities:
Purchases of rental equipment	(474)	(273)	(1,499)	(1,109)
Purchases of non-rental equipment	(30)	(14)	(71)	(76)
Proceeds from sales of rental equipment	102	101	356	258
Proceeds from sales of non-rental equipment	4	14	15	26
Purchases of other companies, net of cash acquired	(9)	—	(9)	(1,175)
Proceeds from sale of software subsidiary	—	—	—	10

Net cash used in investing activities	(407)	(172)	(1,208)	(2,066)
Cash Flows From Financing Activities:
Proceeds from debt	1,292	693	2,931	4,886
Payments of debt, including subordinated convertible debentures	(1,074)	(638)	(2,681)	(3,102)
Payments of financing costs	—	—	—	(67)
Proceeds from the exercise of common stock options	—	6	5	17
Common stock repurchased	(15)	(13)	(99)	(128)
Cash paid in connection with the 4 percent Convertible Senior Notes and related hedge, net	(44)	—	(40)	—
Excess tax benefits from share-based payment arrangements, net	—	(3)	—	(4)

Net cash provided by financing activities	159	45	116	1,602
Effect of foreign exchange rates	3	1	(4)	1

Net (decrease) increase in cash and cash equivalents	(8)	27	19	32
Cash and cash equivalents at beginning of period	133	41	106	36

Cash and cash equivalents at end of period	$125	$68	$125	$68

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$13	$7	$44	$31
Cash paid for interest, including subordinated convertible debentures	93	85	322	219

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

($ in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change		2013	2012	Change
General Rentals
Reportable segment equipment rentals revenue	$1,038	$971	6.9%		$2,824	$2,227	26.8%
Reportable segment equipment rentals gross profit	445	410	8.5%		1,106	847	30.6%
Reportable segment equipment rentals gross margin	42.9%	42.2%	0.7	pp	39.2%	38.0%	1.2	pp
Trench Safety, Power & HVAC
Reportable segment equipment rentals revenue	$100	$80	25.0%		$239	$192	24.5%
Reportable segment equipment rentals gross profit	52	42	23.8%		114	90	26.7%
Reportable segment equipment rentals gross margin	52.0%	52.5%	(0.5	pp)	47.7%	46.9%	0.8	pp
Total United Rentals
Total equipment rentals revenue	$1,138	$1,051	8.3%		$3,063	$2,419	26.6%
Total equipment rentals gross profit	497	452	10.0%		1,220	937	30.2%
Total equipment rentals gross margin	43.7%	43.0%	0.7	pp	39.8%	38.7%	1.1	pp

UNITED RENTALS, INC.

DILUTED EARNINGS PER SHARE CALCULATION

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Numerator:
Net income	$143	$73	$247	$34
Subordinated convertible debt interest	—	1	—	—

Net income available to common stockholders	$143	$74	$247	$34
Denominator:
Denominator for basic earnings per share—weighted-average common shares	93.2	92.5	93.5	79.7
Effect of dilutive securities:
Employee stock options and warrants	0.5	0.7	0.5	0.8
Convertible subordinated notes—1 7⁄8 percent	—	0.2	—	—
Convertible subordinated notes—4 percent	11.4	10.0	11.7	10.5
Subordinated convertible debentures	—	1.3	—	—
Restricted stock units	0.4	0.6	0.6	0.5

Denominator for diluted earnings per share—adjusted weighted-average common shares	105.5	105.3	106.3	91.5

Diluted earnings per share	$1.35	$0.70	$2.33	$0.37

UNITED RENTALS, INC.

ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “Earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: RSC merger related costs, RSC merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet and inventory, pre-close RSC merger related interest expense, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge, loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and gain on sale of software subsidiary. Management believes adjusted earnings per share provides useful information concerning future profitability. However, adjusted earnings per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Earnings per share—GAAP, as reported	$1.35	$0.70	$2.33	$0.37
After-tax impact of:
RSC merger related costs (1)	—	0.05	0.05	0.64
RSC merger related intangible asset amortization (2)	0.23	0.25	0.70	0.49
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.01)	(0.02)	(0.03)	(0.04)
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	0.05	0.09	0.20	0.15
Pre-close RSC merger related interest expense (5)	—	—	—	0.20
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (6)	(0.01)	(0.01)	(0.03)	(0.02)
Restructuring charge (7)	0.01	0.23	0.07	0.63
Asset impairment charge (8)	—	0.06	0.02	0.09
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	0.01	—	0.02	—
Gain on sale of software subsidiary (9)	—	—	—	(0.07)

Earnings per share—adjusted	$1.63	$1.35	$3.33	$2.44

(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Reflects the amortization of the intangible assets acquired in the RSC acquisition.
(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	In March 2012, we issued $2,825 million of debt in connection with the RSC acquisition. The pre-close RSC merger related interest expense reflects the interest expense recorded on this debt prior to the acquisition date.
(6)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.
(7)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(8)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition.
(9)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory, and the gain on sale of software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$143	$73	$247	$34
Provision for income taxes	75	21	132	15
Interest expense, net	121	127	357	316
Interest expense – subordinated convertible debentures	—	1	3	3
Depreciation of rental equipment	219	204	629	491
Non-rental depreciation and amortization	59	71	185	134

EBITDA (A)	$617	$497	$1,553	$993
RSC merger related costs (1)	—	8	8	98
Restructuring charge (2)	1	40	12	93
Stock compensation expense, net (3)	15	10	34	23
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	9	15	34	22
Gain on sale of software subsidiary (5)	—	—	1	(10)

Adjusted EBITDA (B)	$642	$570	$1,642	$1,219

A)	Our EBITDA margin was 47.1% and 40.8% for the three months ended September 30, 2013 and 2012, respectively, and 42.9% and 34.6% for the nine months ended September 30, 2013 and 2012, respectively.
B)	Our adjusted EBITDA margin was 49.0% and 46.8% for the three months ended September 30, 2013 and 2012, respectively, and 45.4% and 42.5% for the nine months ended September 30, 2013 and 2012, respectively.

(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$237	$153	$1,115	$495
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(5)	(5)	(16)	(17)
Gain on sales of rental equipment	40	29	124	83
Gain on sales of non-rental equipment	1	—	3	2
Gain on sale of software subsidiary (5)	—	—	(1)	10
RSC merger related costs (1)	—	(8)	(8)	(98)
Restructuring charge (2)	(1)	(40)	(12)	(93)
Stock compensation expense, net (3)	(15)	(10)	(34)	(23)
Loss on extinguishment of debt securities	(1)	—	(1)	—
Loss on retirement of subordinated convertible debentures	—	—	(2)	—
Changes in assets and liabilities	255	286	19	384
Cash paid for interest, including subordinated convertible debentures	93	85	322	219
Cash paid for income taxes, net	13	7	44	31

EBITDA	$617	$497	$1,553	$993
Add back:
RSC merger related costs (1)	—	8	8	98
Restructuring charge (2)	1	40	12	93
Stock compensation expense, net (3)	15	10	34	23
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	9	15	34	22
Gain on sale of software subsidiary (5)	—	—	1	(10)

Adjusted EBITDA	$642	$570	$1,642	$1,219

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash (usage) flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash (usage) flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash (usage) flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash (usage) flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$237	$153	$1,115	$495
Purchases of rental equipment	(474)	(273)	(1,499)	(1,109)
Purchases of non-rental equipment	(30)	(14)	(71)	(76)
Proceeds from sales of rental equipment	102	101	356	258
Proceeds from sales of non-rental equipment	4	14	15	26
Excess tax benefits from share-based payment arrangements, net	—	(3)	—	(4)

Free cash usage	$(161)	$(22)	$(84)	$(410)